Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-66594, 333-75762, 333-76938, 333-109446 on Form S-8 of our reports dated March 12, 2004 (May 13, 2004 as to Notes 1, 2, 6 and 9), (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in methods of accounting for goodwill and asset retirement obligations in 2002), appearing in this Annual Report on Form 10-K of Bunge Limited for the year ended December 31, 2003.

/s/  DELOITTE & TOUCHE LLP
New York, New York
July 26, 2004